Exhibit 10.5

LIMITED LIABILITY COMPANY AGREEMENT OF
COLONY HILLS CAPITAL RESIDENTIAL II, LLC

The Members of COLONY HILLS CAPITAL RESIDENTIAL II, LLC adopt this Limited Liability Company Agreement as of August 17, 2012.

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions. Unless the context otherwise requires the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

“Additional Members” shall have the meaning set forth in Section 12.1 hereof.

“Additional Units” shall have the meaning set forth in Section 12.1 hereof.

“Admission Event” means any of the following actions.

(a)      Execution of this Agreement or any other writing evidencing intent to become a Member; or

(b)      The making of a Capital Contribution.

“Affiliate” means with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Limited Liability Company Agreement, as amended, modified, supplemented or restated from time to time.

“Allocation Percentage” means, as to each Holder of a certain class of Units, the percentage that the number of such Units owned by such Holder is of the number of such Units owned by all Holders.

“Available Cash” means all cash (including the net proceeds from capital transactions and sale of assets not in the ordinary course of business) held and owned by the Company less any reserve for the working capital and other foreseeable future needs of the Company, including, but not limited to, any pending Capital Transaction, as determined by the Manager in his sole discretion.

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“Board” means the Board of Directors of the Company, comprised of up to five Directors, with up to three of the Directors appointed by the Class B Member (the “Class B Directors”) and up to two Directors elected by the Class A Members (the “Class A Directors”), with such powers and duties as are described in Article VI.

“Business Opportunity” means any publically available opportunity to enter into a contract for the purchase, rehabilitation of, leasing of, brokerage of, or property management for commercial real estate in the United States.

“Capital Account” means, for each Holder, the sum of Capital Contributions made by such Holder pursuant to Section 4.1 hereof and such adjustments made pursuant to Section 4.3 hereof.

“Capital Contribution” means, with respect to any Holder, the aggregate amount of money and the value of any property (other than money) contributed to the Company pursuant to Section 4.1 hereof with respect to the Units held by such Holder. In the case of a Holder who acquires an interest in the Company by virtue of an assignment in accordance with the terms of this Agreement, “Capital Contribution” has the meaning set forth in Section 4.3(b) hereof.

“Capital Transaction” means any acquisition, financing, sale, disposition or other investment by the Company, directly or indirectly through an Affiliate, where such acquisition, financing, sale, disposition or investment is consistent with the purpose of the Company set forth in Section 3.1 herein.

“Certificate” means the Certificate of Formation and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.

“Class A Holder” means any Person listed on Schedule A hereto as a holder of Class A Units.

“Class A Member” means a Class A Holder who is a Member. “Class A Units” means all of the authorized 5,000 Class A Units.

“Class B Holder” means any Person listed on Schedule A hereto as a holder of Class B Units.

“Class B Member” means a Class B Holder who is a Member. “Class B Unit” means the one Class B Unit.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement. A reference to a specific section (§) of the Code refers not only to such specific section but

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also to any corresponding provision of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

“Company” means Colony Hills Capital Residential II, LLC, the limited liability company organized under the Delaware Act.

“Covered Person” means a Member, the Manager, an Officer, any Affiliate of a Member, Manager or Officer, any officers, directors, shareholders, partners, representatives or agents of a Member, a Manager, an Officer or their respective Affiliates and any Person so indicated by the Board from time to time.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del.C. §18-101, et seq., as amended from time to time.

“Director” means either a Class A Director or a Class B Director.

“Estate Planning Transfer” shall have the meaning set forth in Section 13.2 hereof.

“Fiscal Year” means the 12-month period ending on December 31st.

“GAAP” means United States general accepted accounting principles as in effect from time to time.

“Guaranty Agreement” means the agreement among the Company and Hanson whereby Hanson has agreed to personally guarantee the obligations of the Company from time to time and under certain circumstances set forth in the Guaranty Agreement, which circumstances include that such person remain a Director of the Company.

“Hanson” means Glenn R. Hanson, a New Hampshire resident.

“Holder” means any Unit owner, regardless of whether such Unit owner is a Member.

“Liquidating Trustee” shall have the meaning set forth in Section 14.3 hereof.

“Majority Vote” means, with respect to each class of Units hereunder, the written approval of, or the affirmative vote by, Members holding at least 66 2/3% of the Units of such class then owned by Members.

“Majority in Interest” means, with respect to a class of Units, Members holding more than 50% of the issued and outstanding Units of such class that are owned by Members.

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“Manager” means the Person designated in Section 6.1 hereof as manager of the Company and shall include successors appointed pursuant to the provisions of this Agreement. As of the date hereof the Manager is Colony Hills Capital, LLC.

“Member” means any Person named as a member of the Company on Schedule A hereto and includes any Person admitted as an Additional Member or a Substitute Member pursuant to the provisions of this Agreement, and “Members” means two or more of such Persons when acting in their capacities as members of the Company.

“Non-Public Information” shall have the meaning set forth in Article XV hereof.

“Officers” means officers of the Company appointed by the Manager pursuant to Article VI hereof.

“Original Purchase Price” with respect to a Class A Unit is $25,000.

“Permitted Transferee” means, as the context requires, any Person to whom Units may be or shall have been Transferred, directly or indirectly, pursuant to and in accordance with the terms and provisions of Section 13.2 hereof.

“Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

“Profits” and “Losses” means, for each Tax Year, items of income, gain, loss, deduction or credit, with the following adjustments:

(a)  Any income of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b)  Any expenditures of the Company described in §705(a)(2)(B) of the Code (or treated as expenditures described in §705(a)(2)(B) of the Code pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss.

“Restrictive Period” shall have the meaning set forth in Section 11.6 hereof.

“Subsidiary” means any entity that the Company directly or indirectly owns more than 50% of issued and outstanding equity of such entity.

“Substitute Member” means a Person who is admitted to the Company as a Member pursuant to Section 13.3 hereof, and who is named as a Member on Schedule A to this Agreement.

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“Tax Liability Distributions” shall have the meaning set forth in Section 8.2 hereof.

“Tax Matters Member” shall have the meaning set forth in Section 10.1 hereof. “Tax Year” means the 12-month period ending on December 31st.

“Transaction” means the acquisition by the Company through its wholly-owned single member Delaware limited liability company, CHC Wynthrope, LLC, of the multifamily residential property in the City of Riverdale, Clayton County, Georgia known as Wynthrope Forest.

“Transfer” means (i) as a noun, any transaction (or the consummation of a transaction) which has resulted in a change in the ownership of any Unit, including without limitation, any voluntary or involuntary sale, assignment, transfer, pledge, hypothecation, encumbrance, disposal, loan, gift, attachment or levy of, by or with respect to the Holder who owns such Unit, which has resulted in a transfer of the voting rights or the rights to distribution with respect to such Unit, and (ii) as a verb, to make any transaction described in (i).

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unit” means a limited liability company interest in the Company, with the respective rights, powers and preferences as provided in this Agreement. Units shall be either Class A or Class B Units, but when not qualified by “Class A” or “Class B,” “Units” shall mean Units of all classes.

Section 1.2 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

ARTICLE II

GENERAL STATUS AND TERM

Section 2.1 General Status and Holders.

(a)      The Company shall operate as a limited liability company under and pursuant to the provisions of the Delaware Act and the rights, duties and liabilities of the Holders and the Managers shall be as provided in the Delaware Act, except as otherwise provided herein.

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(b)      The Holders of Units shall be listed on Schedule A hereto. A Holder who is a Member shall be designated as such on Schedule A when such Holder has satisfied all conditions for becoming a Member.

(c)      The mailing address of each Holder shall be listed on Schedule A. The Secretary shall update Schedule A from time to time as necessary to accurately reflect the information therein. Any amendment or revision to Schedule A made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended and in effect from time to time.

Section 2.2 Name. The name of the Company heretofore formed and continued hereby is Colony Hills Capital Residential II, LLC. The business of the Company may also be conducted under any other name or names designated by the Manager from time to time.

Section 2.3 Term. The term of the Company commenced on the date the Certificate was filed in the office of the Secretary of State of the State of Delaware and shall continue perpetually until dissolved in accordance with the provisions of this Agreement. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate.

Section 2.4 Registered Agent and Office. The Company’s registered agent and office in the State of Delaware shall be The Corporation Trust Company. At any time, the Manager may designate another registered agent and/or registered office.

Section 2.5 Principal Place of Business. The principal place of business of the Company shall be at 2040 Boston Road, Wilbraham MA 01095. Upon notice to the Members, the Manager may change the location of the Company’s principal place of business.

ARTICLE III

PURPOSE AND POWERS OF THE COMPANY

Section 3.1 Purpose. The purpose of the Company is to invest in Wynthrope Holding, LLC, a Delaware limited liability company, which will, through its wholly-owned single member Delaware limited liability company, CHC Wynthrope, LLC, purchase and manage the multi-family residential property in the City of Riverdale, Clayton County, Georgia known as Wynthrope Forest.

Section 3.2 Powers of the Company. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set forth in Section 3.1, including, but not limited to, the power:

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(a)      To conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Delaware Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(b)      To acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(c)      To enter into, perform and carry out contracts of any kind convenient to or incidental to the accomplishment of the purpose of the Company;

(d)      To lend money for its proper purpose, to invest and reinvest its funds, to take and hold real and personal property for the payment of funds so loaned or invested;

(e)      To appoint employees and agents of the Company, and define their duties and fix their compensation;

(f)      To indemnify any Person in accordance with the Delaware Act;

(g)      To cease its activities and cancel its Certificate;

(h)      To negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

(i)      To borrow money and issue evidences of indebtedness;

(j)      To guaranty the obligations of any Person and to secure any of the same by a mortgage, pledge or other lien on the assets of the Company; and

(k)      To acquire by purchase, contribution of property or otherwise, own, hold, operate, maintain, sell, transfer, pledge or otherwise dispose of the equity, including membership interest or capital stock, of any other Person.

ARTICLE IV

CAPITAL CONTRIBUTIONS,
CAPITAL ACCOUNTS, UNITS AND ADVANCES

Section 4.1 Capital Contributions.

(a)      The contribution to the capital of the Company attributable to each Holder is set forth opposite the Holder’s name on Schedule A hereto, and the Company has

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issued to each Holder the number of Units set forth opposite the Holder’s name on Schedule A hereto. A Holder may contribute real estate to the Company if consented to by the Manager and approved by the Board.

(b)      No Holder shall be required to make any additional capital contribution to the Company. Notwithstanding the foregoing, the Manager may, from time to time, require Hanson to personally guarantee the obligations of the Company or its Subsidiaries pursuant to the terms of the Guaranty Agreement.

Section 4.2 Status of Capital Contributions.

(a)      The amount of a Holder’s Capital Contributions may only be returned to it, in whole or in part, at any time, as set forth herein.

(b)      No Holder shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered in its capacity as a Holder; provided that nothing herein shall bar Holders involved in the ordinary business of the Company from receiving guaranteed payments or an interest in the Company as compensation.

(c)      Except as otherwise provided herein and by applicable state law, the Holders shall be liable only to make their Capital Contributions pursuant to Section 4.1 hereof, and no Holder shall be required to lend any funds to the Company or have any personal liability for the repayment of any Capital Contribution of any other Holder.

Section 4.3 Capital Accounts.

(a)      An individual Capital Account shall be established and maintained for each Holder. The Capital Account of each Holder shall be maintained in accordance with the rules of Section 704(b) of the Code and the Treasury Regulations (including Section 1.704-1(b)(2)(iv) thereof) thereunder. Adjustments shall be made to the Capital Accounts for all distributions and allocations as required by the rules of Section 704(b) of the Code and the Treasury Regulations thereunder. The foregoing provisions relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be applied in a manner consistent with such Regulations.

(b)      The original Capital Account established for any Holder who acquires an interest in the Company by virtue of a Transfer or an assignment that does not cause a termination of the Company within the meaning of Code Section 708(b)(1)(B) and that is in accordance with the terms of this Agreement shall be in the same amount as, and shall replace, the Capital Account of the transferor or assignor of such interest, and, for purposes of this Agreement, such Holder shall be deemed to have made the Capital Contributions made by the transferor or assignor of such interest (or made by such transferor’s or assignor’s predecessor in interest) and have received the distributions and been allocated the allocations received by or allocated to the transferor or assignor of

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such interest (or received by or allocated to such transferor’s or assignor’s predecessor in interest). If the Company has a Code Section 754 election in effect, the Capital Account will not be adjusted to reflect any adjustment under Code Section 743. To the extent such Holder acquires less than the entire interest in the Company of the transferor or assignor of the interest so acquired by such Holder, the original Capital Account of such Holder and its Capital Contributions shall be in proportion to the interest it acquires, and the Capital Account of the transferor or assignor who retains a partial interest in the Company, and the amount of its Capital Contributions, shall be reduced in proportion to the interest it retains. If a Transferor or assignment of an interest in the Company causes a termination of the Company within the meaning of Code Section 708(b)(1)(D), the income tax consequences of the distribution of the property and of the deemed immediate contribution of the property to the new limited liability company (which for all other purposes continues to be the Company) shall be governed by the relevant provisions of Subchapter K of Chapter 1 of the Code and the Regulations promulgated thereunder, and the initial Capital Accounts of the Holders in the new limited liability company shall be determined in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv)(d), (e), (f), (g) and (h) under code Section 704 and thereafter in accordance with this Section 4.3.

Section 4.4 Negative Capital Accounts. At no time during the term of the Company or upon dissolution and liquidation thereof shall a Holder with a negative Capital Account balance have any obligation to the Company or the other Holders to restore such negative balance.

Section 4.5 Units. Each outstanding Unit shall have the interest in Profits and Losses as set forth in Article VIE All outstanding Units are held as set forth on Schedule A hereto. If Additional Units are issued as provided in Article XII, the total number of Units outstanding shall be automatically increased by the number of Additional Units issued.

Section 4.6 Advances. If any Holder shall advance any funds to the Company in excess of its Capital Contributions, the amount of such advance shall neither increase its Capital Account nor entitle it to any increase in its share of the distributions of the Company. The amount of any such advance shall be a debt obligation of the Company to such Holder and shall be repaid to it by the Company with interest at a rate equal to the lesser of (i) such rate as the Manager agrees and (ii) the Prime Rate and upon such other terms and conditions as shall be mutually determined by such Holder and the Manager. Any such advance shall be payable and collectible only out of Company assets, and the other Holders shall not be personally obligated to repay any part thereof. No Person who makes any nonrecourse loan to the Company shall have or acquire, as a result of making such loan, any direct or indirect interest in the profits, capital or property of the Company, other than as a creditor.

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ARTICLE V

MEMBERS

Section 5.1 Power of Members. Except as set forth in Article VI, the Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement. Members shall have no power as Members to bind the Company.

Section 5.2 Partition. Each Holder waives any and all rights that it may have to maintain an action for partition of the Company’s property.

Section 5.3 Resignations. Except as explicitly set forth herein in Article XIII, a Member may not resign from the Company.

ARTICLE VI

MANAGER, BOARD OF DIRECTORS AND OFFICERS OF THE COMPANY

Section 6.1 Designation of Managers and Directors.

(a)      Management of the Company shall be vested in the Manager subject to the oversight of the Board as set forth in this Article 6. No Director need be a Member. The Manager of the Company as of the date hereof shall be Colony Hills Capital, LLC. The Manager shall serve at the pleasure of the Board. If the Manager is removed as Manager or is unwilling or unable or ceases to serve as Manager, the Board may appoint a successor.

(b)      The Class B Member may appoint up to three Class B Directors and remove any Class B Director. The initial Class B Director shall be Hanson. There need only be one Class B Director. If there is more than one person serving as Class B Director and a Class B Director is removed by the Class B Member or becomes unwilling or unable or ceases to so serve, the remaining person or persons so serving shall each serve as Class B Director until a successor to the Class B Director no longer serving has been appointed by the Class B Member.

(c)      A Majority in Interest of the Class A Members may elect up to two Class A Directors and remove any Class A Director. The Company need not have any Class A Directors. If there is more than one person serving as Class A Director and a Class A Director is removed by the Class A Members or becomes unwilling or unable or ceases to so serve (such Class A Director, a “Former Director”), the remaining person so serving shall continue to serve as a Class A Director. A Majority in Interest of the Class A Members may appoint a successor to the Former Director. If the Class A Members fail to appoint a successor to the Former Director within fifteen (15) business days from the last date that the Former Director served as a Class A Director, the remaining Directors may

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appoint a person to serve as the successor to the Former Director until the Class A Members elect a successor to the Former Director.

(d)      Notwithstanding the foregoing, the Board may remove a Class B Director or a Class A Director by a vote of at least three of the Directors. Such removed Director may not be re-appointed to serve as a Director for one year following such removal.

Section 6.2 Board Action. Unless otherwise specified in this Agreement, the Board shall act by majority vote with each Director having one vote, provided that at least a majority of the Class B Directors are included in the majority vote.

Section 6.3 Meetings. The Board may hold regular meetings without call or notice at such places and at such times as the Board may from time to time determine, provided reasonable notice of the first such meeting following any such determination is given to Directors absent at the meeting which sets the date of future regular meetings. When called by the Manager, or by Directors holding a majority of votes of the Board, the Board may hold special meetings at such places and times as are designated in the call of the meeting, upon at least seven days’ notice given by the Secretary or an Assistant Secretary, or by the officer or Director calling the meeting.

Section 6.4 Quorum. At any meeting of the Board, the presence of a majority of the Directors, at least a majority of whom are Class B Directors, shall constitute a quorum. Any meeting may be adjourned from time to time by a majority vote, whether or not a quorum is present, and the meeting may be held as adjourned upon reasonable notice.

Section 6.5 Action By Consent. Any action of the Board may be taken without a meeting if (i) the Directors holding not less than the minimum number of votes that would be required to approve and adopt such action at a meeting consent to the action in writing, signed by each such Director, (ii) written notice (delivered in person or by facsimile) of the actions to be approved by such Directors is given to all Directors simultaneously, and (iii) the written consents are filed with the records of the meetings of the Board. Such actions by consent shall be treated for all purposes as actions taken at a meeting.

Section 6.6 Telephonic Meetings. Directors may participate in a meeting of the Board by means of a conference telephone or similar communications equipment provided all Directors participating in the meeting can hear each other at the same time, and participation by such means shall constitute presence in person at a meeting.

Section 6.7 Officers. The Manager may, from time to time, designate agents and employees of the Company as Officers of the Company. The Officers of the Company may include a President, one or more Vice Presidents, a Secretary, a Treasurer and such other Officers with such titles as may be approved by the Manager. The Manager may remove any Officer so appointed at any time, with or without cause, in his absolute discretion. Each Officer shall be an agent of the Company, authorized to execute and

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deliver documents and take other actions on behalf of the Company, subject to the direction of the Manager, and to have such other duties as may be approved by the Manager; provided, that the delegation of any such power and authority shall not limit in any respect the power and authority of the Manager.

Section 6.8 Reimbursement. The Company shall reimburse the Manager and each Officer for expenses incurred by the Manager or such Officer on behalf of the Company. Such reimbursement shall be treated as an expense of the Company and shall not be deemed to constitute a distribution or return of capital.

Section 6.9 Required Approvals by the Board. Without the approval of the Board, the Company may not, and the Manager will not permit the Company to:

(a)      Incur total outstanding indebtedness for borrowed money greater than the Borrowing Threshold (as defined herein);

(b)      Make any Distributions of Available Cash (except Tax Liability Distributions);

(c)      If and when ‘required by this Agreement or deemed advisable by the Board, select or hire i) the Company’s independent public accountants that may review or audit the financial statements of the Company and its Subsidiaries if directed to do so by the Manager or ii) the firm of independent certified public accountants to serve as its regular accountants, or make any material change in an accounting principle or practice or its method of application to the accounts of the Company;

(d)      Except in the ordinary course of its business, enter into, amend or terminate any agreement to which the Company is a party unless i) such agreement is deemed necessary to the conduct of the Company’s business by the Manager, ii) such agreement does not have an original fixed term of longer than three years and iii) such agreement together with all such agreements entered into in the twelve months preceding the proposed agreement collectively do not involve annual estimated expenditures by the Company over the Contract Threshold (as defined herein); Commence or settle any litigation, claim or proceeding that involves the business of the Company or any of its assets if either the amount at issue or the potential detriment to the Company from an adverse outcome exceeds $50,000;

(f)      Sell any assets other than in the ordinary course of business if the market value or book value of the assets proposed to be sold plus the market value or book value of any assets sold pursuant to this Section 6.9(f) in the twelve months preceding any such sale exceeds the Asset Sale Threshold (as defined herein);

(g)      Place, or allow other Persons to place, any lien on any of the Company’s assets, except in conjunction with indebtedness permitted by Section 6.9(a) above;

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(h)      Make any material change in the nature of its business as it exists on the date hereof; or,

(i)      Enter into, or approve entering into, any contract or financial transaction to which any Holder or Affiliate of a Holder is a party or in which any such Holder or Affiliate of a Holder has an interest other than in the right of a Holder.

Approval of the foregoing matters may not be delegated by the Board. “Borrowing Threshold” means the greater of i) $100,000 or ii) 5% of the gross revenue of the Company for the twelve full calendar months immediately preceding the date of the closing for the proposed borrowing. “Asset Sale Threshold” means the greater of i) $100,000 or ii) 5% of the gross revenue of the Company for the twelve full calendar months immediately preceding the date of the sale of such asset. “Contract Threshold” means the greater of i) $100,000 or ii) 5% of the gross revenue of the Company for the twelve full calendar months immediately preceding the date of such contract.

Section 6.10 Required Approvals by the Board and Members. Without the approval of the Board, the Class B Member and a Majority in Interest of the Class A Members the Company may not, and the Manager will not permit the Company to amend the Purpose of the Company as set forth in Section 3.1.

ARTICLE VII

AMENDMENTS AND MEETINGS

Section 7.1 Amendments. Any amendment to this Agreement shall be adopted and be effective as an amendment hereto if it is approved by the affirmative vote of both of i) the Class B Member and ii) a Majority in Interest of the Class A Members.

Section 7.2 Meetings of the Members.

(a)      Meetings of either class of Members may be called by the Manager. The call shall state the location of the meeting and the nature of the business to be transacted. Notice of any such meeting shall be given to all Members not less than 7 days nor more than 50 days prior to the date of such meeting. Members may vote in person or by proxy at such meeting. Whenever a vote, consent or approval of Members is permitted or required under this Agreement, such vote, consent or approval may be given at a meeting of Members or may be given in accordance with the procedure prescribed in Section 7.2(e) hereof.

(b)      For the purpose of determining the Members entitled to vote on, or to vote at, any meeting of the Members or any adjournment thereof, the Manager or the Members requesting such meeting may fix, in advance, a date as the record date for any such determination. Such date shall be not more than 50 days nor less than 7 days before any such meeting.

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(c)      Each Member may authorize any Person to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

(d)      Each meeting of Members shall be conducted by the Manager or Members requesting such meeting or by such other Person that the Manager or Members requesting such meeting may designate.

(e)      Except as otherwise provided in this Agreement, any action of the Members may be taken without a meeting if

(i)      The Members holding not less than the minimum number of Units of each class that would be required to approve and adopt such action at a meeting consent to the action in writing,

(ii)      Written notice (delivered in person or by facsimile) of the actions to be approved by such Members is given to all Members simultaneously, and

(iii)      The written consents are filed with the records of the meetings of the Members.

Such actions by consent shall be treated for all purposes as actions taken at a meeting.

ARTICLE VIII

DISTRIBUTIONS AND ALLOCATIONS

Section 8.1. General Distribution Rules. Except as otherwise provided in this Article VIII, all distributions to Holders shall be made at such times and in such amounts as shall be determined by the Manager, subject to the provisions of this Article VIII. Notwithstanding the foregoing, to the extent any compensation paid to any Holder by the Company is determined by the Internal Revenue Service not to be a guaranteed payment under Code Section 707(c) or is not paid to the Holder other than in the Person’s capacity as a Holder within the meaning of Code Section 707(a), the Holder shall be specially allocated gross income of the Company in an amount equal to the amount of that compensation, and the Holder’s Capital Account shall be adjusted to reflect the payment of that compensation.

Section 8.2 Tax Liability Distributions. At least 10 days prior to the earliest due date for payment by the Holders of income taxes or estimated taxes, the Manager shall cause the Company to make cash distributions to each Holder on a pro rata basis in

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an amount sufficient to pay all applicable income taxes on the Holder’s taxable income and gain from the Company, or estimated taxable income and gain from the Company, as the case may be, calculated as if such taxes were payable at the highest federal, state and local income tax rates applicable to any Holder, provided however, that such cash distributions in the aggregate shall not exceed the Available Cash.

Section 8.3 Other Distributions. Except as otherwise set forth herein, distributions shall be made to the Holders as follows:

(a)      First, in accordance with Section 8.2.

(b)      Second, in accordance with Section 8.8(c).

(c)      Third, unless and until each Class A Holder has received one or more distributions pursuant to this Section 8.3(c) totaling an amount equal to 100% of his Original Purchase Price, to each Class A Holder• on the basis of his Allocation Percentage.

(d)      Fourth, any remaining amounts shall be distributed i) 30% to the Class B Holder and ii) 70% to the Class A Holders on the basis of their Allocation Percentage.

Section 8.4 Distribution of Proceeds Upon Liquidation. Upon liquidation of the Company, the assets of the Company will be allocated and distributed as follows:

(a)      First, to those Holders whose Capital Accounts have a deficit, the Company shall allocate but not distribute assets in the same manner in which Profits are allocated to such Holders under Section 8.7, until all such deficits have been eliminated;

(b)      Second, to the Holders with a positive balance in their Capital Accounts, the Company shall allocate and distribute from any remaining assets the amount of such positive balances; and,

(c)      Third, the Company shall allocate any remaining assets in the same manner in which Profits are allocated to such Holders under Section 8.7, and distribute any remaining assets to all of the Holders in accordance with Section 8.3.

Section 8.5 Tax Withholding. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or the Holders shall be treated as amounts distributed to the Holders pursuant to this Article VIII for all purposes of this Agreement. The Manager is authorized to withhold from distributions, or with respect to allocations, to the Holders and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state or local law and shall allocate such amounts to those Holders with respect to which such amounts were withheld.

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Section 8.6 Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Holder on account of its interest in the Company if such distribution would violate Section 18-607 of the Delaware Act or other applicable law.

Section 8.7 Allocation of Profits and Losses. Except as otherwise set forth herein, the Profits and Losses of the Company shall be allocated among the Holders as follows:

(a)      Seventy Percent of the Profits or Losses (the “Class A Units Profits”) shall be allocated to the Holders of the Class A Units, with the amount allocated to each such Holder equal to the product of such Holder’s Allocation Percentage, with respect to Class A Units, times the Class A Units Profits.

(b)      Thirty percent of the Profits or Losses shall be allocated to the Class B Member.

Section 8.8 Special Allocations. The following special allocations shall be made in the following order:

(a)      Qualified Income Offset. Notwithstanding the foregoing, in the event that any Holder receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations, items of Company income and gain (including gross income) shall be specially allocated to each such Holder in a manner and amount sufficient to eliminate, to the extent required by such Regulations, the negative balance in the Capital Account of the Holder described in Section 1.704-1(b)(2)(ii)(d)(3) of the Treasury Regulations as quickly as possible.

(b)      Gross Income Allocation. In the event any Holder has a deficit Capital Account at the end of any Tax Year, each such Holder shall be specially allocated items of Company income and gain in the amount of such deficit Capital Account as quickly as possible.

(c)      Preferred Return on Class A Units. The Holders of the Class A Units shall be allocated cumulative dividends on an annual basis for each Class A Unit in an amount equal to the product of ten percent (10.0%) times the Original Purchase Price for such Class A Unit (the “Preferred Dividend”). Preferred Dividends shall accrue on each Class A Unit from the later of the date of original issuance of such Class A Unit or the Transaction.

(d)      Pre-Transaction Return. The Holders of the Class A Units shall be allocated cumulative dividends for each Class A Unit in an amount equal to the product of the actual interest rate paid to the Company on any account or accounts holding the Company’s cash prior to the Transaction times the Original Purchase Price for such Class A Unit (the “Pre-Transaction Dividend”). Pre-Transaction Dividends shall accrue on

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each Class A Unit from the date of original issuance of such Class A Unit until the date of the Transaction.

Section 8.9 Allocation Rules.

(a)      If Holders acquire Units on different dates during a Tax Year, the Profits and Losses allocated to the Holders for such Tax Year shall be allocated among the Holders in proportion to the respective Units that each holds from time to time during such Tax Year in accordance with §706 of the Code, using any convention permitted by law and selected by the Manager.

(b)      Except as otherwise provided in this Agreement, for purposes of determining the Profits and Losses allocable to any period, Profits and Losses shall be determined on a daily, monthly or other basis, as determined by the Manager using any method that is permissible under §706 of the Code and the Treasury Regulations thereunder.

(c)      The Holders acknowledge the income tax consequences of the allocations made by this Article VIII and shall be bound by the provisions of this Article VIII in reporting their shares of Company income, gain, deduction, loss, and credit for income tax purposes.

ARTICLE IX

BOOKS AND RECORDS

Section 9.1 Books, Records and Financial Statements. The Company shall maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company’s business in accordance with GAAP consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. Such books of account, together with a copy of this Agreement and of the Certificate, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and examination at reasonable times by each Member and its duly authorized representative for any purpose reasonably related to such Member’s interest in the Company. The books of account and the records of the Company shall be examined by and reported upon as of the end of each Fiscal Year by a firm of independent certified public accountants selected by the Manager.

Section 9.2 Annual Review or Audit of Financial Statements. After the closing of the Transaction, as soon as practical after the end of each Fiscal Year, but not later than 120 days after such end, the financial statements of the Company shall be reviewed or audited, as the Manager may determine, by an independent certified public accountants, and such financial statements shall be accompanied by a report of such accountants containing their opinion. The cost of such reviews or audits will be an

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expense of the Company. A copy of the reviewed or audited financial statements and any accountants’ report will be furnished to each Member within 10 business days after their receipt by the Manager.

Section 9.3 Accounting Method. The books and records of the Company shall be kept on the accrual basis method of accounting applied in a consistent manner and shall reflect all Company transactions and be appropriate and adequate for the Company’s business.

ARTICLE X

TAX

Section 10.1 Tax Matters Member.

(a)      The Class B Member is hereby designated as the initial “Tax Matters Member” of the Company and as the “Tax Matters Partner” for purposes of §6231(a)(7) of the Code and shall have the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes.

(b)      The Tax Matters Member shall, within 10 days of the receipt of any notice from the Internal Revenue Service in any administrative proceeding at the Company level relating to the determination of any Company item of income, gain, loss, deduction or credit, mail a copy of such notice to each Holder.

Section 10.2 Right to Make Section 754 Election. The Manager may, in his sole discretion, make or revoke, on behalf of the Company, an election in accordance with §754 of the Code, so as to adjust the tax basis of Company property in the case of a distribution of property within the meaning of §734 of the Code, and in the case of a transfer of a Company interest within the meaning of §743 of the Code. Each of the Holders shall, upon request of the Manager, supply the information necessary to give effect to such an election.

ARTICLE XI

LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 11.1 Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

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Section 11.2 Exculpation.

(a)      No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b)      A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits and Losses or any other facts pertinent to the existence and amount of assets from which distributions to Holders might properly be paid.

Section 11.3 Fiduciary Duty.

(a)      To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

(b)      Unless otherwise expressly provided herein,

(i)      Whenever a conflict of interest exists or arises between Covered Persons, or

(ii)      Whenever this Agreement or any other agreement contemplated herein or therein provides that a Covered Person shall act in a manner that is, or provides terms that are, fair and reasonable to the Company or any Member, the Covered Person shall resolve such conflict of interest, taking such action or providing such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices and GAAP; provided that the Manager shall vote on the adequacy of any such resolution of conflict of interest by the Covered Person, making such adjustments to such resolution as the Manager in his sole discretion sees fit; and provided further that if such Covered Person is a Manager, such

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Covered Person shall not vote with the Manager on the adequacy of such resolution. In the absence of bad faith by the Covered Person, the resolution, action or term so made, taken or provided by the Covered Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Covered Person at law or in equity or otherwise,

(c)      Whenever in this Agreement a Covered Person is permitted or required to make a decision

(i)      In its “discretion” or under a grant of similar authority or latitude, the Covered Person shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or

(ii)      In its “good faith” or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

Section 11.4 Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 11.4 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

Section 11.5 Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall be advanced, from time to time, by the Company prior to the final disposition of such claim, demand, action, suit or proceeding including any claim, demand, action, suit or proceeding with respect to which such Covered Person is alleged to have not met the applicable standard of conduct or is alleged to have committed conduct so that, if true, such Covered Person would not be entitled to indemnification under this Agreement, upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 11.4 hereof.

Section 11.6 Outside Businesses. Any Member, Manager, Director or Affiliate thereof may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the

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Company or any of its Subsidiaries, and the Company, the Members, the Directors and the Manager shall have no rights by virtue of this Agreement in and to such independent ventures or the income or Profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. No Member, Manager, Director or Affiliate thereof shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Member, Manager, Director or Affiliate thereof shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

Notwithstanding the foregoing, no Director shall, for the period commencing on the date such person becomes a Director and ending on the first of i) the second anniversary of the date such person was no longer a Director or ii) the date of dissolution of the Company (the “Restrictive Period”), solicit or encourage any person to leave the employ of the Company or any other affiliate of the Company; or criticize, ridicule or make any statement which disparages or is derogatory of the Company or any affiliate, including any parent or subsidiary, of the Company, or any of their respective Managers, officers, Directors, agents or employees, or otherwise portray either the Company or any affiliate of the Company, or any of their respective Managers, Directors, officers or other employees in any unfavorable light.

ARTICLE XII

ADDITIONAL MEMBERS AND UNITS

Section 12.1 Additional Units.

(a)      The Company is authorized to raise additional capital by offering and selling, or causing to be offered and sold, additional Class A Units (“Additional Units”) to any Person in accordance with this Article XII.

(b)      The Company shall only issue up to a total of One Thousand (1,000) Class A Units. Each Class A Unit shall cost the Original Purchase Price.

(c)      Each Person who subscribes for any of the Additional Units shall be admitted as an additional Member of the Company (each, an “Additional Member” and collectively, the “Additional Members”) at the time such Person (i) executes this Agreement or a counterpart of this Agreement and (ii) is named as a Member on the Schedules hereto. The legal fees and expenses associated with such admission shall be borne by the Company.

(d)      If Additional Units are issued pursuant to this Article XII such Additional Units will be treated for all purposes of this Agreement as Units as of the date of issuance.

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(e)      Notwithstanding the foregoing, as long as PLYMOUTH OPPORTUNITY OP LP, a Delaware limited partnership, (“Plymouth”) is a member of the Company, the Company shall not issue Additional Units without the consent of Plymouth that would cause Plymouth to hold less than 51.00% of the Class A Membership Interest.

ARTICLE XIII

ASSIGNABILITY AND SUBSTITUTE MEMBERS

Section 13.1 Restrictions on Transfer.

(a)      No Holder shall sell or otherwise Transfer any of its Units (whether now held or hereafter acquired), except in accordance with the terms of this Agreement. Any attempted Transfer of any of a Holder’s Units in violation of the terms of this Agreement will be null, void and of no effect and the proposed transferee shall not be recognized by the Company as the owner or holder of the Units attempted to be Transferred or any rights pertaining thereto (including, without limitation, voting rights and rights to allocations and distributions).

(b)      Except as otherwise provided in this Agreement, no Transfer of a Class A Unit may be made without the consent of the Manager, which may be withheld in his sole discretion.

(c)      The Units are “restricted securities” as defined in Rule 144 under the Securities Act. Rule 144 is not presently available for any sale of any Unit, and there is no assurance it will become available in the future even if a public market for the Units were to develop. If and when Rule 144 does become available for sales of the Units, such sale of the Units in reliance upon Rule 144 could be made only in accordance with all the conditions of that Rule. The Company has no obligation to register the Units under the Securities Act, or supply the information required for sales under Rule 144 or permit or facilitate sales under Regulation A or any other exemption from registration under the Securities Act.

(d)      Notwithstanding the provisions of Section 13.2, no Transfer of Units shall be effective unless and until a) the transferee has executed a counterpart of this Agreement and deliver such counterpart to the Company and b) the Transfer is made pursuant to an effective registration statement under the Securities Act and qualification under applicable state securities laws, or the transferee has delivered to the Company an opinion of counsel satisfactory to the Company, in its sole discretion, that such registration and qualification are not required.

Section 13.2 Permitted Transfers.

(a)      A Member who is a natural person may Transfers Units (i) to members of such Member’s immediate family, which shall include his parents, siblings, spouse,

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children and grandchildren or trusts for the benefit of such Persons, irrespective of the age of the beneficiaries of such trusts (collectively, an “Estate Planning Transfer”), and (ii) upon such Member’s death to the legal representatives of his estate and any subsequent disposition by such representatives in accordance with applicable law.

(b)      A Member that is not a natural person may Transfer Units to Affiliates of such Member.

(c)      Any Member which is a partnership may distribute its Units to one or more of its partners.

(d)      Any Member may Transfer Units to any other Member who is already a Holder of such class of Units.

Section 13.3 Substitute Members. Any Transfer of Units shall not entitle the transferee to become a Substitute Member or to be entitled to exercise or receive any of the rights, powers or benefits of a Member other than the right to share in such Profits and Losses, to receive distribution or distributions and to receive such allocation of income, gain, loss, deduction or credit or similar item to which the transferor Member would otherwise be entitled, to the extent assigned, unless the transferor Member designates its transferee to become a Substitute Member and the Board, in its sole and absolute discretion, consents to the admission of such transferee as a Member; and provided further, that such transferee shall not become a Substitute Member without having first executed an instrument satisfactory to the Board, accepting and agreeing to the terms and conditions of this Agreement, including a counterpart signature page to this Agreement, and without having paid to the Company a fee sufficient to cover all reasonable expenses of the Company in connection with such transferee’s admission as a Substitute Member. If a Member Transfers all of its interest in the Company and the transferee of such interest is entitled to become a Substitute Member pursuant to this Article XIII, such transferee shall be admitted to the Company effective immediately prior to the effective date of the Transfer, and, immediately following such admission, the transferor Member shall be deemed to have resigned as a Member of the Company.

Section 13.4 Recognition of Assignment by Company. No Transfer or any part thereof that is in violation of this Article XIII shall be valid or effective, and neither the Company nor its Manager or Members shall recognize the same for the purpose of making distributions pursuant to Article VIII hereof with respect to such assigned interest or part thereof. Neither the Company nor the nonassigning Members shall incur any liability as a result of refusing to make any such distributions to the assignee of any such invalid assignment.

Section 13.5 Effective Date of Transfer. The Company shall, from the effective date of any Transfer, thereafter pay all further distributions on account of the Company interest (or part thereof) so assigned, to the transferee of such interest, or part thereof. As between any Holder and its transferee, Profits and Losses for the Fiscal Year of the Company in which such Transfer occurs shall be apportioned for federal income tax

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purposes in accordance with any convention permitted under §706(d) of the Code and selected by the Manager.

Section 13.6 Indemnification. In the case of Transfer or attempted Transfer of an interest in the Company that has not received the consents required by this Article XIII, the parties engaging or attempting to engage in such Transfer or assignment shall indemnify and hold harmless the Company and the other Members from all costs, liabilities and damages that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

ARTICLE XIV

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 14.1 No Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substitute Members in accordance with the terms of this Agreement.

Section 14.2 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

(a)      The written consent of a Majority in Interest of each Class of Members;

(b)      The sale of all or substantially all of the assets of the Company and the expiration of any indemnity period or escrow or the payment of any deferred payment relating to such sale;

(c)      The entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

Section 14.3 Notice of Dissolution. Upon the dissolution of the Company, the Person or Persons appointed by the Board to carry out the winding up of the Company (the “Liquidating Trustee”) shall promptly notify the Members of such dissolution.

Section 14.4 Liquidation. Upon dissolution of the Company, the Liquidating Trustee shall immediately commence to wind up the Company’s affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The Holders shall continue to share Profits and Losses during liquidation in the same proportions, as specified in Article VIII hereof as before liquidation. Each Holder shall be furnished with a statement prepared by the Company’s certified public accountants that shall set forth the assets and liabilities of the Company as of the date of dissolution.

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(a)      The proceeds of any liquidation shall be distributed, as realized, in the following order and priority:

(i)      To creditors of the Company, including Holders who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for distributions to Holders; and

(ii)      To the Holders the remaining proceeds of liquidation in accordance with Section 8.4 hereof, after giving effect to all contributions, distributions and allocations for all periods.

(b)      If the Liquidating Trustee determines that it is not feasible to liquidate all of the assets of the Company, then the Liquidating Trustee shall cause the Fair Asset Value of the assets not so liquidated to be determined. Any unrealized appreciation or depreciation with respect to such assets shall be allocated among the Holders in accordance with Article VIII as though the property were sold for its Fair Asset Value and distribution of any such assets in kind to a Holder shall be considered a distribution of an amount equal to the assets’ Fair Asset Value. Such assets, as so appraised, shall be retained or distributed by the Liquidating Trustee as follows:

(i)      The Liquidating Trustee shall retain assets having a Fair Asset Value equal to the amount by which the net proceeds of liquidated assets are not sufficient to satisfy the requirements of paragraph (a)(i) of this Section 14.4. The foregoing notwithstanding, the Liquidating Trustee shall, to the fullest extent permitted by law, have the right to distribute property subject to liens at the value of the Company’s equity therein.

(ii)      The remaining assets (including mortgages and other receivables) shall be distributed to the Holders in such proportions as shall be equal to the respective amounts to which each Holder is entitled pursuant to Section 8.4 hereof giving full effect in the calculation thereof to any previous distributions made pursuant to this Section 14.4. If, in the sole and absolute judgment of the Liquidating Trustee, it shall not be feasible to distribute to each Holder an equal fractional share of each asset, the Liquidating Trustee may allocate and distribute specific assets to one or more Holders as tenants-in-common as the Liquidating Trustee shall determine to be fair and equitable.

(c)      No Holder shall have the right to demand or receive property other than cash upon dissolution and termination of the Company.

Section 14.5 Termination. The Company and this Agreement shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Holders in the manner provided for in this Article XIV, and the Certificate shall have been canceled in the manner required by the Delaware Act.

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Section 14.6 Claims of the Holders. Holders shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Holders shall have no recourse against the Company or any other Holder or the Managers or Officers.

ARTICLE XV

NONDISCLOSURE OF NON-PUBLIC INFORMATION

No Holder may (a) disclose to any Person any Non-Public Information for any reason or purpose whatsoever or (b) make use of any such Non-Public Information for his own purpose or for the benefit of any Person except the Company. For purposes of this Agreement, the term “Non-Public Information” shall mean any information relating to the Company, its clients or customers or the business conducted or proposed to be conducted by them that the Holder may obtain or have access to, except for (i) information which is in the public domain at the time of its receipt by the Holder; and (ii) information which, after its receipt by the Holder, becomes part of the public domain due to no improper act or omission of the Holder. The foregoing provisions of this Article XV shall not preclude the use or disclosure by the Holder of Non-Public Information (x) in the performance of its rights or obligations hereunder or as an employee of the Company, except to the extent that such use or disclosure conflicts with policies or procedures developed by the Manager or (y) to the extent required by applicable law or court order.

ARTICLE XVI

MISCELLANEOUS

Section 16.1 Notices. All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered in person or by an acknowledged overnight delivery service, telecopied or mailed by registered or certified mail, as follows:

(a)      If given to the Company, in care of the President/Chief Executive Officer, in one exists, otherwise to the Manager, at the Company’s mailing address set forth in Section 2.5 hereof;

(b)      If given to the Manager, at the mailing addresses set forth on Schedule A attached hereto; or

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(c)      If given to any Holder at the address set forth opposite its name on Schedule A attached hereto, or at such other address as such Holder may hereafter designate by written notice to the Company.

All such notices shall be deemed to have been given when received.

Section 16.2 Failure to Pursue Remedies. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

Section 16.3 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its Tight to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

Section 16.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

Section 163 Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. All references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement unless otherwise indicated.

Section 16.6 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

Section 16.7 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

Section 16.8 Integration. This Agreement, together with Schedules hereto, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.9 Governing Law. This Agreement, together with Schedules hereto and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

Section 16.10 Arbitration. Any dispute, controversy or claim related to this Agreement or breach thereof, status as a Member, and the business or management of the

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Company, shall be submitted to arbitration and upon demand, any such dispute, controversy or claim shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. The award of the arbitrators shall be final and binding upon the parties hereto and their successors.

The procedure for arbitration shall be: (i) three arbitrators shall be selected pursuant to the rules and procedures of the American Arbitration Association, (ii) all arbitrators shall be licensed attorneys, in good standing, (iii) the arbitrators shall have the power to award injunctive relief or to direct specific performance, (iv) the arbitrators will not have the authority to award punitive damages, (v) each party to the arbitration shall bear its own attorneys’ fees, costs and expenses and an equal share of the arbitrators’ and administrative fees of arbitration, provided, however, the arbitrators shall have the power to award to the prevailing party a sum equal to that party’s reasonable attorneys’ fees, costs and expenses and that party’s share of the arbitrators’ and administrative fees of arbitration.

[Remainder of page left intentionally blank.]

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IN WITNESS WHEREOF, the parties hereto have executed this Limited Liability Company Agreement of Colony Hills Capital Residential II, LLC as of the date first above stated.

CLASS B MEMBER

Colony Hills Capital, LLC

By:  /s/ Glenn R. Hanson

Glenn R. Hanson, Manager

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IN WITNESS WHEREOF, the parties hereto have executed this Limited Liability Company Agreement of Colony Hills Capital Residential II, LLC as of the date first above stated.

CLASS A MEMBER

PLYMOUTH OPPORTUNITY OP LP,
a Delaware limited partnership

By: Plymouth Opportunity REIT, Inc.,
a Maryland corporation, its general partner

By:   /s/ Jeffrey R. Witherell

Jeffrey R. Witherell, Chief Executive Officer

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IN WITNESS WHEREOF, the parties hereto have executed this Limited Liability Company Agreement of Colony Hills Capital Residential II, LLC as of the date first above stated.

CLASS A MEMBER

/s/ Francisco Pinto

FRANCISCO PINTO

Dated: 07/31/2012

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IN WITNESS WHEREOF, the parties hereto have executed this Limited Liability Company Agreement of Colony Hills Capital Residential II, LLC as of the date first above stated.

CLASS A MEMBER

/s/ Michele d’Apote T.

Michele d’Apote T.

Dated: July 26, 2012

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IN WITNESS WHEREOF, the parties hereto have executed this Limited Liability Company Agreement of Colony Hills Capital Residential II, LLC as of the date first above stated.

CLASS A MEMBER

/s/ Francisco Tuper

Dated: July 27, 2012

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IN WITNESS WHEREOF, the parties hereto have executed this Limited Liability Company Agreement of Colony Hills Capital Residential II, LLC as of the date first above stated.

CLASS A MEMBER

/s/ Carlos Green      Teresa Green

Carlos Green & Teresa Green

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IN WITNESS WHEREOF, the parties hereto have executed this Limited Liability Company Agreement of Colony Hills Capital Residential II, LLC as of the date first above stated.

CLASS A MEMBER

/s/ Steven Cormier

Steven Cormier

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IN WITNESS WHEREOF, the parties hereto have executed this Limited Liability Company Agreement of Colony Hills Capital Residential II, LLC as of the date first above stated.

CLASS A MEMBER

/s/ Michael Haas

Michael Haas

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IN WITNESS WHEREOF, the parties hereto have executed this Limited Liability Company Agreement of Colony Hills Capital Residential II, LLC as of the date first above stated.

CLASS A MEMBER

/s/ Dr. Kamal Kalia and Kellie Kalia

Dr. Kamal Kalia and Kellie Kalia, JTWROS

8/10/12

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IN WITNESS WHEREOF, the parties hereto have executed this Limited Liability Company Agreement of Colony Hills Capital Residential II, LLC as of the date first above stated.

CLASS A MEMBER

/s/ Glen Garvey

Glen Garvey

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IN WITNESS WHEREOF, the parties hereto have executed this Limited Liability Company Agreement of Colony Hills Capital Residential II, LLC as of the date first above stated.

CLASS A MEMBER

/s/ Jeanmarie Deliso

Jeanmarie Deliso

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IN WITNESS WHEREOF, the parties hereto have executed this Limited Liability Company Agreement of Colony Hills Capital Residential II, LLC as of the date first above stated.

CLASS A MEMBER

/s/ David Moses

David Moses

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IN WITNESS WHEREOF, the parties hereto have executed this Limited Liability Company Agreement of Colony Hills Capital Residential II, LLC as of the date first above stated.

CLASS A MEMBER

Crosswind Partners, LLC

By:  /s/ Joseph Gensheiner

Joseph Gensheiner, sole member

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COLONY HILLS CAPITAL RESIDENTIAL II, LLC

LIMITED LIABILITY COMPANY AGREEMENT

SCHEDULE A

	Contribution	Class A Percentage Interest	Total Percentage Interest

Plymouth Opportunity REIT	$1,250,000.00	51.546%	36.1%
Francisco Pinto	$250,000.00	10.309%	7.2%
Michele D’apote	$250,000.00	10,309%	7.2%
Kamal Kalia	$200,000.00	8.247%	5.8%
Kellie Kalia
Carlos J. Green	$100,000.00	4.124%	2.9%
Teresa J. Green
Francisco Tuper	$100,000.00	4.124%	2.9%
Glen Garvey	$100,000.00	4.124%	2.9%
David A. Moses	$50,000.00	2.062%	1.4%
Crosswind Partners, LLC	$50,000	2.062%	1.4%
Michael Haas	$25,000.00	1.031%	0.7%
Steven E. Cormier	$25,000.00	1.031%	0.7%
Jeanmarie Ann Deliso	$25,000.00	1.031%	0.7%

Colony Hills Capital, LLC (Class B Member)		0.00%	30%.

TOTAL	$2,425,000.00